Exhibit 8.1

300 North LaSalle Street

Chicago, Illinois 60654

(312) 862-2000

www.kirkland.com

June 17, 2014

Exelon Corporation

10 South Dearborn Street, 52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

Re:	Exelon Corporation
Prospectus Supplement for Offering of Equity Units on Form 424B5 (No. 333-196220)
Prospectus Supplement for Offering of Common Stock on Form 424B5 (No. 333-196220)

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Exelon Corporation, a Pennsylvania corporation (the “Company”), in connection with the issuance and sale of 23,000,000 Equity Units (the “Equity Units”) and the sale of 57,500,000 shares of common stock, no par value (the “Common Stock”) by certain forward sellers, pursuant to a Registration Statement on Form S-3ASR (No. 333-196220) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 23, 2014. The Equity Units are being issued pursuant to the Purchase Contract and Pledge Agreement, dated as of June 17, 2014, among the Company and the Bank of New York Mellon, N.A., as Purchase Contract Agent. Each Equity Unit initially consists of a contract to purchase Common Stock (the “Purchase Contracts”) and a 1/20 undivided beneficial ownership interest in the Company’s 2.50% junior subordinated notes due 2024 (the “Notes”) issued in the principal amount of $1,000 by the Company pursuant to that certain Base Indenture dated as of June 17, 2014 (the “Base Indenture”) between the Company and The Bank of New York Mellon, N.A., as Trustee, as supplemented and amended by the First Supplemental Indenture dated as of June 17, 2014 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

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June 17, 2014

For purposes of the opinion set forth below, we have, solely as to factual matters, relied upon the accuracy and completeness of the statements and representations contained in (i) the prospectus dated May 23, 2014 (the “Base Prospectus”), as supplemented by a prospectus supplement dated June 11, 2014, relating to the Equity Units (the “Equity Units Prospectus Supplement” and together with the Base Prospectus, the “Equity Units Prospectus”), and a prospectus supplement dated June 11, 2014, relating to the Company’s Common Stock (the “Common Stock Prospectus Supplement” and together with the Base Prospectus, the “Common Stock Prospectus”), each such Base Prospectus, Equity Units Prospectus Supplement and Common Stock Prospectus Supplement filed with the Commission pursuant to Rule 424; (ii) the officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion; and (iii) the “Transaction Documents,” consisting of the Purchase Contract and Pledge Agreement, the Indenture, the Notes, the Purchase Contracts, and the Remarketing Agreements dated June 17, 2014, between the Company and each of Goldman, Sachs & Co. and Barclays Capital Inc.

The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS, and existing judicial decisions. The statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, legal opinions are not binding on the IRS or any court and there can be no assurance that the IRS or a court will not take contrary positions to those stated in our opinion.

Based on the foregoing and assuming that the Transaction Documents are duly authorized, executed, and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements of law and legal conclusions regarding (i) the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Equity Units as set forth in the Equity Units Prospectus Supplement under the heading “Material U.S. Federal Income Tax Considerations” and (ii) the material U.S. federal income tax consequences to non-U.S. holders of the ownership and disposition of the Company’s common stock as set forth in the Common Stock Prospectus Supplement under the heading “Certain United States Federal Income Tax Considerations for Non-U.S. Holders” are accurate in all material respects.

We express no opinion concerning any tax matter other than as described above, including any other tax consequences of the purchase, ownership, and disposition of the Equity Units under federal, state, local or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent

June 17, 2014

specifically referred to herein. This letter is limited to the specific issues addressed herein and the opinion rendered above is limited in all respects to the laws and facts existing on the date hereof. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretation of such laws or facts that may occur after the date hereof or as to any future action that may become necessary to maintain the Notes as indebtedness for U.S. federal income tax purposes.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K regarding the issuance and sale of the Equity Units and the Common Stock, the incorporation of this opinion by reference in the Equity Units Prospectus Supplement and the references therein to us under the headings “Material U.S. Federal Income Tax Considerations” and “Legal Matters” and the incorporation of this opinion by reference in the Common Stock Prospectus Supplement under the heading “Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders” and the references therein to us under the heading “Legal Matters.” In giving the foregoing consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Commission’s rules and regulations thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP